Exhibit 10.16

October 12, 2000

Dear Andrew (“Employee”):

StemCo Biomedical, Inc. (the “Company”) is pleased to extend an offer to join the Company as Director, Business Development.

On the basis of our discussions, I have summarized below the terms of the Company’s offer to you.

1.	Compensation

Salary.

Salary for this position is established at $125,000 per year, payable in accordance with the normal payroll practices of the Company beginning on the Company’s next regular payroll period following your date of employment.

Stock Options. Annual Bonus

Subject to shareholder approval, you will be eligible to be granted options for additional shares in the Company, under the terms of the Employee Incentive Stock Option Plan, as annual bonus based upon your performance measured against annually established objectives, in accordance with the annual bonus plan set forth by board of directors of the Company.

Annual Review of Performance.

As an Employee of the Company, you will be subject to an annual review for the determination of subsequent merit salary adjustments.

Paid Time Off.

You will accrue paid time off at the rate of 10 hours per month, which equals 120 hours per year for full time employment. You are eligible to take paid time off after 2 months of employment.

Sick Leave

Five (5) days sick leave will accrue to you on your first day of employment, and thereafter, five (5) days sick leave shall accrue to you annually on the first day of the Company’s fiscal year. Sick leave may be used at any time during the fiscal year in which it accrues. Unused sick leave will not be carried forward from one fiscal year to the next.

Additional Benefits.

You are also eligible for additional benefits equivalent to those of other individuals in similar positions with the Company. The Company’s memorandum on employee benefits describes the benefits for which you will be eligible.

Start Date.

Your first day of employment will be November 1, 2000.

2.	Employment-at-Will

While we hope this relationship will be a long lasting one, you and we understand that this employment may be ended by either of us at any time, with or without cause. Notwithstanding the foregoing, in the event that your employment with the Company is terminated for reasons other than for “cause” (as hereinafter defined), the Company shall pay to you an amount equivalent to six (6) months salary (“Severance Benefit”). The Severance Benefit will be calculated using your current monthly salary as of the date of termination, and will be paid at the normal payroll dates for the Company.

For the purposes of this Agreement, “cause” shall mean:

(i) Any material breach of the terms of any agreement with the Company by the Employee, or the failure of the Employee to diligently and properly perform his duties for the Company; or

(ii) Any material failure by the Employee to comply with the reasonable policies and/or directives of the management or Board of Directors; or

(iii) Any action by the Employee that is illegal or not in good faith which is materially detrimental to the interest and well-being of the Company, or

(iv) Any failure by the Employee to fully disclose any material conflict of interest he may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

(v) Any adverse act or omission by the Employee which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

3.	Confidentiality

The Confidentiality and Non-Competition Agreement, to be separately executed as attached, is incorporated in its entirety by reference herein.

4.	Expiration of Offer

If you decide to accept this offer to join the Company as Director, Business Development, please contact me so that we can discuss your start day.

If the foregoing terms and conditions are acceptable, please sign this letter where indicated below and return it to me at your earliest convenience. This offer expires on October 17, 2000.

Finally, it is with great pleasure that I welcome you to StemCo Biomedical, Inc., and wish you every success in your position. The Company is delighted with the prospect of your joining our team.

StemCo Biomedical Inc.

By:	/s/ Clay Smith
Clay Smith, President

Consented To and Agreed:

/s/ Andrew E. Balber
Andrew E. Balber

Date:

Enclosures